Exhibit 5.1

Citigroup Center
153 East 53rd Street
New York, New York  10022-4611

(212) 446-4800

www.kirkland.com	Facsimile:
(212) 446-4900

September 25, 2007

Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269

Ladies and Gentlemen:

We are acting as special counsel to Polymer Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of up to an aggregate amount of $350 million of shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3, originally filed with the Securities and Exchange Commission (the "Commission") on August 6, 2007 under the Securities Act of 1933, as amended (the "Act"), and as amended by Amendment No. 1 to Form S-3, filed with the Commission on the date hereof (collectively referred to as the "Registration Statement").  The shares of Common Stock that may be offered and sold pursuant to the Registration Statement may be either (i) shares of currently outstanding Common Stock to be offered and sold by the selling stockholders to be named in the Registration Statement (the “Secondary Shares”) or (ii) shares of Common Stock originally issued in connection with the Company’s offer and sale of Common Stock pursuant to the Registration Statement (the “Primary Shares”).  For purposes of this opinion, the terms Primary Shares and Secondary Shares also refer to any additional shares of Common Stock registered pursuant to Rule 462(b) under the Act.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Primary Shares and the original issuance of the Secondary Shares.

KIRKLAND & ELLIS LLP

Polymer Group, Inc.
September 25, 2007

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling stockholders and officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(a)                                  when (i) the Registration Statement becomes effective under the Act, (ii) the Board of Directors, or duly authorized committee thereof, has taken all necessary action to approve the issuance and sale of the Primary Shares and (iii) the appropriate certificates representing the Primary Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the purchasers of the Primary Shares against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable (provided that the consideration paid therefore is not less than the par value thereof); and

(b)                                 the Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

KIRKLAND & ELLIS LLP

Polymer Group, Inc.
September 25, 2007

We do not find it necessary for the purposes of this opinion, and accordingly, we do not purport to cover herein, the application of any foreign or state securities (or "blue sky") laws or regulations to the sale of the Primary Shares or Secondary Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion speaks only as of the date the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.  This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP